MID-AMERICA APARTMENT COMMUNITIES, INC.
A self-managed equity REIT

PRESS RELEASE

MID-AMERICA REPORTS SECOND QUARTER RESULTS

Mid-America Apartment Communities, Inc. (NYSE: MAA), or Mid-America, reported net income available for common shareholders for the quarter ended June 30, 2009, of $6,931,000, or $0.25 per diluted common share, as compared to net income available for common shareholders of $5,427,000, or $0.20 per diluted common share, for the second quarter of 2008. In the second quarter of 2009, Mid-America recorded total gains of $1,155,000 from the sale of Riverhills, a 96-unit property located in Mississippi; without this, net income available per diluted common share in the second quarter of 2009 would have been $0.20.

Funds from operations, or FFO, the widely accepted measure of performance for real estate investment trusts, was $29,824,000 or $0.98 per diluted share/unit for the second quarter of 2009, as compared to $27,828,000 or $0.95 per diluted share/unit for the same quarter of 2008, an increase of 3% and a second quarter record result.  Second quarter 2009 FFO per diluted share/unit was 5 cents ahead of the mid-point of Mid-America’s guidance. A reconciliation of FFO to net income attributable to Mid-America Apartment Communities, Inc. and an expanded discussion of the components of FFO can be found later in this release.

For the six months ended June 30, 2009, net income available for common shareholders was $14,854,000, or $0.53 per common share, as compared to $9,890,000, or $0.38 per common share, for the six months ended June 30, 2008. In the first six months of 2009, Mid-America recorded gains from the disposition of two properties totaling $2,587,000; without these gains, net income available per common share for the six months ended June 30, 2009 would have been $0.43.

For the six months ended June 30, 2009, FFO was $60,549,000, or $1.98 per diluted share/unit, compared to $54,810,000, or $1.91 per diluted share/unit, for the six months ended June 30, 2008, a per share/unit increase of 4%.

Highlights:
•	FFO performance of $0.98 per diluted share/unit is a second quarter record and $0.03 ahead of last year.
•	Physical occupancy for the same store portfolio ended the second quarter of 2009 at 95.6%, ahead of 95.0% at the same point last year, and a new second quarter record.
•	Property operating performance was better than forecast with same store net operating income, or NOI, in the second quarter declining just 0.2% as compared to the comparable period in the prior year.
•
The company announced the formation of Mid-America Multifamily Fund II, LLC, in which it has a 1/3 interest, with plans to invest in up to $250 million of apartment properties on behalf of the fund over the next 18 months.

•	Mid-America finalized its 2009 - 2010 property and casualty insurance program renewal with a cost increase of less than 1%.
•	During the second quarter Mid-America acquired a new upscale property in its initial lease-up in Phoenix, AZ, Sky View Ranch.
•	In May, Mid-America sold a 36-year old property, Riverhills in Grenada, MS.
•	Mid-America completed the renovation and repositioning of 605 apartments in the second quarter of 2009 with rent increases averaging 11%.
•	Mid-America continues to be in a strong financial position as its fixed charge coverage ratio reached a record 2.71 for the second quarter of 2009, up from 2.51 for the second quarter of 2008.
•	At the end of the quarter Mid-America had available $163 million of unused capacity under its existing credit facilities.
•
As a result of the strong second quarter results and an improved operating outlook for the balance of the year, Mid-America has increased its FFO per diluted share/unit guidance for 2009 to a range of $3.55 to $3.75 from a previous range of $3.47 to $3.67.

Fund II:  New Partnership with Private Capital
In June, Mid-America announced the formation of Mid-America Multifamily Fund II, LLC, or Fund II, a joint venture with institutional capital. Fund II will target to invest in multi-family properties that are 7-years old or older which provide value-add or turn-around opportunities.  Fund II will pursue investment opportunities located in Mid-America’s present region and market area.  Mid-America does not plan to contribute any of its existing assets to Fund II.

Fund II anticipates acquiring up to $250 million of assets, financed approximately with 1/3 equity. Mid-America is a 1/3 owner of the fund, and will receive fees for property management, asset management, acquisition, and in the event the investment returns exceed certain threshold levels, will also earn a promote fee at the end of Fund II’s expected 6 – 7 year investment period.

In July, Fund II purchased Ansley Village a 294-unit property in lease-up located just south of Atlanta in Macon, GA. The property was completed in 2008, is 70% occupied, and was owned by a bank subsidiary which had taken the property by deed in lieu of foreclosure. Mid-America offered this new acquisition opportunity to Fund II due to market concentration of assets in its own portfolio.

Mid-America’s existing joint venture, Mid-America Multifamily Fund I, LLC, that owns two properties acquired in 2008 has no plans to make further acquisitions, will remain in place and is unaffected by the formation of Fund II.

Wholly-owned Acquisitions: Increasing Opportunities
In June, Mid-America closed on the purchase of Sky View Ranch, a 232-unit property in lease-up in the Gilbert/Mesa sub-market of Phoenix, AZ for $17.5 million. The newly built upscale property is still in its initial lease-up and was 81% occupied at the end of June. With close proximity to educational and medical centers, including the new M.D. Anderson Cancer Center slated to open in 2011, Mid-America expects to capture an attractive investment return as the Phoenix apartment market recovers over the next few years.

Mid-America is currently underwriting several other investment opportunities, including distressed lease-up properties.

New Development: One Expansion Project Under Way
Mid-America has one development project in process, the 45-unit expansion of Copper Ridge I in Dallas, TX. Construction is forecast to be completed by the end of 2009.

Construction of the initial 216 units at Copper Ridge I and 124 units at St. Augustine II (Jacksonville, FL) is complete. Copper Ridge I was 77% occupied at quarter end, and St. Augustine II was 83% occupied.

Property Redevelopment: Expanding and Generating Strong Investment Returns
Redevelopment of 1,121 apartment units was completed in the first half of 2009, at an average cost of $4,191 per unit, compared to 1,932 units redeveloped at $4,672 per unit for the first half of 2008. The average monthly rent increase achieved on the renovated apartments in the first half of 2009 was $72 per apartment, representing a 10% increase from the average rent level of non-renovated apartments. The projected unleveraged internal rate of return on the renovation program is 9%. Mid-America anticipates completing the redevelopment of approximately 2,000 apartments this year with a total investment of $9 million, including $1.7 million invested in high-return exterior projects.

Dispositions
As part of its long-term strategy of maintaining a portfolio of newer, high-quality properties, Mid-America completed the sale of Riverhills, a 36-year old property with 96 units in Grenada, MS, on May 12, 2009, for $2.7 million, a 6.4% cap rate. In January, Mid-America completed the sale of Woodstream, a 25-year old property in Greensboro, NC. One additional property, River Trace, a 25-year old property with 440 units located in Memphis, TN, is under contract for sale, with a closing scheduled for September. The blended selling cap rate for all three properties is 7.1%.

Operating Results: Stable Outlook
Eric Bolton, Chairman and Chief Executive Officer, said, “We were pleased with the solid operating performance in the second quarter despite continued pressure from weak employment conditions and a struggling economy.  Strong occupancy and a continued focus on expense control generated better than expected results. While our markets have clearly been impacted by the downturn in the economy, we believe that as a result of our diversified portfolio strategy, disciplined capital allocation practices, strong operating platform and the conservative nature with which we have financed our business, Mid-America remains in a solid position.

“We expect the leasing environment will continue to be challenged throughout the year as a weak employment market weighs on the demand for apartment housing.  However, as a result of reduced resident turnover, a strengthened leasing platform and continued success in capturing more efficiency in property operations, we remain optimistic that we will not see a material deterioration in operating results.

“We are pleased to have put Fund II in place to take advantage of what we expect will be expanded opportunities to create additional value for our shareholders through attractive new investments, and together with the capacity on our own balance sheet, we are poised to take advantage of such opportunities. ”

Simon Wadsworth, Executive Vice President and Chief Financial Officer, said, “Our results for the second quarter benefited from strong occupancy and better than expected expense performance. Expenses benefited from lower unit turnover and lower real estate taxes resulting from reduced negotiated assessments and successful appeals of 2008 values. Reduced repair and maintenance expense resulting from lower unit turnover and continued gains in efficiency with marketing costs contributed to the 1.1% decline in same store expenses in the second quarter of 2009 versus the same quarter of 2008.  During the quarter we wrapped up the renewal of our property and casualty insurance program effective July 1, and were particularly pleased to capture less than a 1% increase in premiums on an almost identical program, despite the hardening of the insurance market. The favorable interest rate environment also benefited us, reducing our average interest rate for the second quarter of 2009 to 4.4%, down from 4.9% a year ago. Following the refinancing of the $38.3 million mortgage maturity on April 1, 2009, we still had $163 million of unused debt capacity, and no further significant debt maturities until 2011.

“During the quarter we recorded expenses of $107,000 as a reduction of FFO associated with the acquisition of Sky View Ranch, and $141,000 to prepay a bond.”

Second Quarter 2009 Same Store Results: Strong Execution Drives Stable Performance

Percent Change From Three Months Ended June 30, 2008 (Prior Year):
					Average
				Physical	Effective
Markets	Revenue (1)	Expense	NOI (1)	Occupancy	Rent
Primary	-1.3%	-2.8%	-0.2%	0.6%	-1.7%
Secondary	-0.1%	0.6%	-0.7%	0.7%	-1.0%

Operating Same Store	-0.7%	-1.1%	-0.4%	0.6%	-1.3%
Total Same Store	-0.6%	-1.1%	-0.2%

(1)	Revenue and NOI by market and for Operating Same Store are presented before the impact of straight-line revenue adjustments. Total Same Store includes straight-line revenue adjustments.

A reconciliation of NOI to net income attributable to Mid-America Apartment Communities, Inc. and an expanded discussion of the components of NOI can be found later in this release.

Same store revenue growth for the second quarter of 2009 declined 0.6% compared to the second quarter of 2008, with ending physical occupancy of 95.6%, up 0.6% from last year, and a new record high for any second quarter. Revenues in Mid-America’s secondary markets declined by 0.1% compared to a decline of 1.3% in Mid-America’s primary markets. Along with strong performance by the secondary markets, Dallas and South Florida had positive same-store revenue growth, and Houston was just slightly negative. Same store lease concessions declined by 33%, from 1.3% of net potential rent in the second quarter of 2008 to 0.9% in the second quarter of 2009. Effective rent per unit declined slightly by 1.3% in the second quarter of 2009 from the second quarter of 2008 and average effective rent per unit now stands at $730. Walk-in traffic decreased slightly by 0.1%, and, partially due to the high occupancy already achieved, applications decreased by 7% in the second quarter of 2009 from the second quarter of 2008. Delinquency decreased 10% to 0.36% of net potential rent in the second quarter of 2009 compared to 0.39% in the second quarter of 2008. The number of move-ins decreased by 1.3% as a result of reaching such a high occupancy level at the beginning of the quarter and because of fewer move-outs. Unit turnover for the second quarter of 2009 declined on an annualized basis to 59.5% from 65.6% in 2008. The number of residents leaving to buy a house declined by 22% to 21.5% of move-outs in the second quarter of 2009 from 25.0% in the second quarter of 2008, and the number leaving to rent a house increased modestly from 4.3% of move-outs in the second quarter of 2008 to 4.8% in the second quarter of 2009.

Same store property expenses for the second quarter of 2009 decreased by 1.1% compared to the prior year period. Real estate tax expense dropped by 6.6% reflecting the impact of successful tax appeals from 2008 and actual and expected assessment decreases, especially in Texas and Florida, partially offset by forecast rate increases. Mid-America now forecasts real estate taxes to be approximately flat with last year. Insurance expense was down by 9.9%, and Mid-America has renewed its new insurance policy for the 2009 - 2010 year at less than a 1% increase in expense. Repair and maintenance costs declined by 5% on fewer turns, and total personnel costs increased by 2.0%.

Same store NOI decreased by 0.2% in the second quarter of 2009 compared to the same quarter a year ago with continued solid performance in many of our markets.

Excluded from the same store group are eight properties which are part of Mid-America’s redevelopment program, and which are going through an extensive renovation. The supplementary schedules contain a report of same store performance which includes this eight-property group.

Financing, Balance Sheet: Continued Strength and Flexibility
Mid-America’s fixed charge coverage continues to strengthen and was 2.71 for the second quarter of 2009, a record, compared to 2.51 for the same quarter a year ago, and above the apartment sector median. At quarter-end, debt was 50% of total gross assets, compared to 50% at June 30, 2008.

At the end of the second quarter of 2009, Mid-America had $163 million of unused debt capacity available to borrow under its existing credit facilities. Mid-America has no additional debt maturities for the balance of 2009, and only its $50 million bank line of credit in 2010 which is expected to be renegotiated late this year.

On December 1, 2009, $65 million of Mid-America’s Fannie Mae credit facility, which is currently fixed at 7.7%, reverts to floating rate. Assuming that the rate is re-set using interest rate swaps and caps, Mid-America anticipates annualized savings of approximately $0.07 per share.

In 2009, Mid-America’s total funding for development is forecast at $9 million, of which $6.6 million has been invested during the first half year. The anticipated redevelopment expenditures for 2009 are $9 million, of which $5.2 million has been invested as of the end of the second quarter.

Adjusted Funds from Operations and Capital Expenditures
Recurring capital expenditures totaled $7.6 million for the second quarter of 2009, approximately $0.25 per diluted share/unit, resulting in AFFO of $0.73 per diluted share/unit compared to AFFO of $0.71 per diluted share/unit in the second quarter of last year. Total property capital expenditures on existing properties were $11.2 million, plus $2.6 million of expenditures on the redevelopment program. A reconciliation of AFFO to net income attributable to Mid-America Apartment Communities, Inc. and an expanded discussion of the components of AFFO can be found later in this release.

Common Dividend: $2.46 Annual Rate
Mid-America declared a quarterly common dividend of $0.615 per share/unit payable on July 31, 2009, to holders of record on July 15, 2009.  This represents Mid-America’s 62nd consecutive quarterly cash dividend to shareholders/unit holders.

2009 Forecast
Mid-America experienced stronger revenues than expected mainly due to stronger occupancy in the second quarter and now expects this revenue trend to continue for the balance of 2009. Mid-America also now anticipates expenses to run at a lower level than previously forecast due to moderate repair and maintenance, personnel, and real estate tax expense. Based on the renewal negotiated effective July 1, 2009, insurance costs for the balance of the year are also expected to be below prior forecasts. Mid-America’s secondary markets together with its Texas portfolio have generally been more resilient to unemployment pressures than for the nation, although management expects operating conditions for the balance of the year to be challenging. Strong operations, favorable expenses and interest rates have thus far offset some of the pressure resulting from the weaker job markets.

Management’s latest forecast is for FFO per diluted share/unit for 2009 to be in a range of $3.55 to $3.75 per diluted share/unit compared to prior guidance of $3.47 to $3.67. FFO per diluted share/unit for the third quarter of 2009 is expected to be $0.80 to $0.90, and for the fourth quarter $0.77 to $0.87.

Management will continue to address the anticipated future needs for additional debt or equity based on its evaluation of external growth opportunities.

Full-year same store NOI is projected to decline 2.5% to 4.5%, compared to the prior forecast of 4% to 6%. Same store revenues are forecast to decline in a range of 1% to 2%, compared to the prior forecast of a decline of 1.5% to 2.5%. Prior guidance of $75 million of wholly-owned acquisitions, $75 million of acquisitions in a joint venture, and $30 million of dispositions, still seems to be a reasonable projection for the year. The average interest rate for 2009 continues to be projected at 4.4%.

Supplemental Material and Conference Call
Supplemental data to this release can be found on the investor relations page of the Mid-America web site at www.maac.net.  Mid-America will host a conference call to further discuss second quarter results and 2009 prospects on Friday, August 7, 2009, at 9:15 AM Central Time.  The conference call-in number is 866-847-7859 and the moderator’s name is Eric Bolton.

About Mid-America Apartment Communities, Inc.
Mid-America is a self-administered, self-managed apartment-only real estate investment trust, which currently owns or has ownership interest in 42,685 apartment units throughout the Sunbelt region of the U.S. For further details, please refer to the Mid-America website at www.maac.net or contact Investor Relations at investor.relations@maac.net.  6584 Poplar Ave., Memphis, TN  38138.

Forward-Looking Statements
We consider portions of this press release to be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, with respect to our expectations for future periods. Forward looking statements do not discuss historical fact, but instead include statements related to expectations, projections, intentions or other items related to the future.  Such forward-looking statements include, without limitation, statements concerning property acquisitions and dispositions, development activity and capital expenditures, capital raising activities, rent growth, occupancy, and rental expense growth. Words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” and variations of such words and similar expressions are intended to identify such forward-looking statements. Such statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements to be materially different from the results of operations or plans expressed or implied by such forward-looking statements. Such factors include, among other things, unanticipated adverse business developments affecting us, or our properties, adverse changes in the real estate markets and general and local economies and business conditions. Although we believe that the assumptions underlying the forward-looking statements contained herein are reasonable, any of the assumptions could be inaccurate, and therefore such forward-looking statements included in this press release may not prove to be accurate. In light of the significant uncertainties inherent in the forward-looking statements included herein, the inclusion of such information should not be regarded as a representation by us or any other person that the results or conditions described in such statements or our objectives and plans will be achieved.

The following factors, among others, could cause our future results to differ materially from those expressed in the forward-looking statements:
•	inability to generate sufficient cash flows due to market conditions, changes in supply and/or demand, competition, uninsured losses, changes in tax and housing laws, or other factors;
•	inability to acquire funding through the capital markets;
•	inability to pay required distributions to maintain REIT status due to required debt payments;
•	changes in variable interest rates;
•	loss of hedge accounting treatment for interest rate swaps due to volatility in the financial markets;
•	unexpected capital needs;
•	significant disruption in the credit markets, including the inability of Fannie Mae and Freddie Mac to continue as major suppliers of debt financing for multi-family housing and for us;
•	increasing real estate taxes and insurance costs;
•	losses from catastrophes in excess of our insurance coverage;
•	inability to meet loan covenants;
•	inability to attract and retain qualified personnel,
•	failure of new acquisitions to achieve anticipated results or be efficiently integrated into us;
•	failure of development communities to lease-up as anticipated;
•	inability to timely dispose of assets;
•	potential liability for environmental contamination;
•	litigation and compliance costs associated with laws requiring access for disabled persons;
•	inability of a joint venture to perform as expected; and
•	the imposition of federal taxes if we fail to qualify as a REIT under the Internal Revenue Code in any taxable year or foregone opportunities to ensure REIT status.

Reference is hereby made to the filings of Mid-America Apartment Communities, Inc., with the Securities and Exchange Commission, including quarterly reports on Form 10-Q, reports on Form 8-K, and its annual report on Form 10-K, particularly including the risk factors contained in the latter f

CONSOLIDATED STATEMENTS OF OPERATIONS (in thousands except per share data)

	Three months ended		Six months ended
	June 30,		June 30,
	2009	2008	2009	2008
Property revenues	$ 94,370	$ 91,375	$ 187,906	$ 182,096
Management and fee income, net	63	61	127	89
Property operating expenses	(38,793)	(37,890)	(77,024)	(74,792)
Depreciation	(23,818)	(22,070)	(47,403)	(43,986)
Acquisition expenses	(107)	-	(109)	-
Property management expenses	(4,503)	(4,387)	(8,744)	(8,645)
General and administrative	(2,686)	(2,831)	(5,143)	(5,751)
Income from continuing operations before non-operating items	24,526	24,258	49,610	49,011
Interest and other non-property income	68	116	148	224
Interest expense	(14,472)	(15,035)	(28,701)	(31,240)
Loss on debt extinguishment	(141)	-	(138)	-
Amortization of deferred financing costs	(588)	(486)	(1,194)	(1,114)
Net casualty gains (loss) and other settlement proceeds	-	416	(144)	544
Loss on sale of non-depreciable assets	-	-	-	(3)
Income from continuing operations before
loss from real estate joint ventures	9,393	9,269	19,581	17,422
Loss from real estate joint ventures	(156)	(199)	(352)	(282)
Income from continuing operations	9,237	9,070	19,229	17,140
Discontinued operations:
Income from discontinued operations	326	148	747	348
Gains (loss) on sales of discontinued operations	1,155	(61)	2,587	(120)
Consolidated net income	10,718	9,157	22,563	17,368
Net income attributable to noncontrolling interests	(570)	(513)	(1,276)	(1,045)
Net income attributable to Mid-America Apartment Communities, Inc.	10,148	8,644	21,287	16,323
Preferred dividend distribution	(3,217)	(3,217)	(6,433)	(6,433)
Net income available for common shareholders	$ 6,931	$ 5,427	$ 14,854	$ 9,890

Weighted average common shares - Diluted	28,184	26,761	28,175	26,279
Net income per share available for common shareholders - Diluted	$0.25	$0.20	$0.53	$0.38

FUNDS FROM OPERATIONS (in thousands except per share data)

	Three months ended		Six months ended
	June 30,		June 30,
	2009	2008	2009	2008
Net income attributable to Mid-America Apartment Communities, Inc.	$ 10,148	$ 8,644	$ 21,287	$ 16,323
Depreciation of real estate assets	23,293	21,656	46,413	43,265
Net casualty (gains) loss and other settlement proceeds	-	(416)	144	(544)
Gains on dispositions within real estate joint ventures	-	(38)	-	(38)
Depreciation of real estate assets of discontinued operations (1)	-	350	-	702
(Gains) loss on sales of discontinued operations	(1,155)	61	(2,587)	120
Depreciation of real estate assets of real estate joint ventures	185	275	449	370
Preferred dividend distribution	(3,217)	(3,217)	(6,433)	(6,433)
Net income attributable to noncontrolling interests	570	513	1,276	1,045
Funds from operations	29,824	27,828	60,549	54,810
Recurring capital expenditures	(7,637)	(7,171)	(11,418)	(11,038)
Adjusted funds from operations	$ 22,187	$ 20,657	$ 49,131	$ 43,772

Weighted average common shares and units - Diluted	30,587	29,146	30,579	28,663
Funds from operations per share and unit - Diluted	$0.98	$0.95	$1.98	$1.91
Adjusted funds from operations per share and unit - Diluted	$0.73	$0.71	$1.61	$1.53

(1) Amounts represent depreciation expense prior to communities being classified as discontinued operations.

CONSOLIDATED BALANCE SHEETS (in thousands)

		Jun 30, 2009	Dec 31, 2008
Assets
Real estate assets
Land		$ 243,119	$ 240,426
Buildings and improvements		2,250,935	2,198,063
Furniture, fixtures and equipment		70,511	65,540
Capital improvements in progress		10,568	25,268
		2,575,133	2,529,297
Accumulated depreciation		(740,383)	(694,054)
		1,834,750	1,835,243
Land held for future development		1,306	1,306
Commercial properties, net		8,527	7,958
Investments in real estate joint ventures		6,572	6,824
Real estate assets, net		1,851,155	1,851,331
Cash and cash equivalents		6,080	9,426
Restricted cash		687	414
Deferred financing costs, net		14,513	15,681
Other assets		14,508	16,840
Goodwill		4,106	4,106
Assets held for sale		13,085	24,157
Total assets		$ 1,904,134	$ 1,921,955

Liabilities and Shareholders' Equity
Liabilities
Notes payable		$ 1,323,648	$ 1,323,056
Accounts payable		1,916	1,234
Fair market value of interest rate swaps		54,055	76,961
Accrued expenses and other liabilities		67,568	66,982
Security deposits		8,966	8,705
Liabilities associated with assets held for sale		373	595
Total liabilities		1,456,526	1,477,533
Redeemable stock		1,976	1,805
Shareholders' equity
Series H cumulative redeemable preferred stock		62	62
Common stock		282	282
Additional paid-in capital		955,267	954,127
Accumulated distributions in excess of net income		(484,312)	(464,617)
Accumulated other comprehensive income		(50,218)	(72,885)
Total Mid-America Apartment Communities, Inc. shareholders' equity		421,081	416,969
Noncontrolling interest		24,551	25,648
Total equity		445,632	442,617
Total liabilities and shareholders' equity		$ 1,904,134	$ 1,921,955

SHARE AND UNIT DATA (in thousands)

	Three months ended		Six months ended
	June 30,		June 30,
	2009	2008	2009	2008
NET INCOME SHARES
Weighted average common shares - Basic	28,105	26,599	28,095	26,113
Weighted average common shares - Diluted	28,184	26,761	28,175	26,279
FUNDS FROM OPERATIONS SHARES AND UNITS
Weighted average common shares and units - Basic	30,509	29,017	30,499	28,535
Weighted average common shares and units - Diluted	30,587	29,146	30,579	28,663
PERIOD END SHARES AND UNITS
Common shares at June 30,	28,224	27,483	28,224	27,483
Limited partnership units at June 30,	2,404	2,406	2,404	2,406
Outstanding options at June 30,	24	95	24	95
Unvested shares in share based plans at June 30,	99	140	99	140

NON-GAAP FINANCIAL AND OTHER DEFINITIONS

Funds From Operations (FFO)
FFO represents net income (computed in accordance with U.S. generally accepted accounting principles, or GAAP) excluding extraordinary items, net income attributable to noncontrolling interest, gains or losses on disposition of real estate assets, plus depreciation of real estate and adjustments for joint ventures to reflect FFO on the same basis.  This definition of FFO is in accordance with the National Association of Real Estate Investment Trust's definition.

Disposition of real estate assets includes sales of real estate included in discontinued operations as well as proceeds received from insurance and other settlements from property damage.

Our calculation of FFO may differ from the methodology for calculating FFO utilized by other REITs and, accordingly, may not be comparable to such other REITs.  FFO should not be considered as an alternative to net income.

Mid-America believes that FFO is helpful in understanding our operating performance in that FFO excludes depreciation expense of real estate assets.  Mid-America believes that GAAP historical cost depreciation of real estate assets is generally not correlated with changes in the value of those assets, whose value does not diminish predictably over time, as historical cost depreciation implies.

In response to the SEC's Staff Policy Statement relating to Emerging Issues Task Force Topic D-42 concerning the calculation of earnings per share for the redemption of preferred stock, Mid-America has included the amount charged to retire preferred stock in excess of carrying values in its FFO calculation. We believe, however, that FFO before amount charged to retire preferred stock in excess of carrying values is also an important measure of operating performance as the amount charged to retire preferred stock in excess of carrying values is a non-cash adjustment representing issuance costs in prior periods for preferred stock.

Adjusted Funds From Operations (AFFO)
For purposes of these computations, AFFO is composed of FFO less recurring capital expenditures and the amount charged to retire preferred stock in excess of carrying values. As an owner and operator of real estate, we consider AFFO to be an important measure of performance from core operations because AFFO measures our ability to control revenues, expenses and recurring capital expenditures.

Earnings Before Interest Taxes Depreciation and Amortization (EBITDA)
For purposes of these computations, EBITDA is composed of net income before net gain on asset sales and insurance and other settlement proceeds, and gain or loss on debt extinguishment, plus depreciation, interest expense, and amortization of deferred financing costs.  EBITDA is a non-GAAP financial measure we use as a performance measure.  As an owner and operator of real estate, we consider EBITDA to be an important measure of performance from core operations because EBITDA does not include various income and expense items that are not indicative of our operating performance. EBITDA should not be considered as an alternative to net income as an indicator of financial performance. Our computation of EBITDA may differ from the methodology utilized by other companies to calculate EBITDA.

Same Store Portfolio
Apartment communities are generally added into our Same Store Portfolio the quarter following 12 months of ownership. In the case of newly developed apartment communities, or communities acquired in lease-up, they become part of the Same Store Portfolio beginning the first full quarter 12 months after achieving 90% occupancy for 90 days.

Communities which are being extensively renovated in which at least $5,500 per apartment unit is being invested on at least 50% of turns are excluded from the Same Store Portfolio. Twelve months after the renovations at a community are substantially complete, communities are returned to the Same Store Portfolio beginning in the next full quarter.

Also excluded from our Same Store Portfolio are communities that have been approved by the Board of Directors for disposition.